EXHIBIT 99.1
FOR IMMEDIATE RELEASE – October 24, 2005
NS GROUP REPORTS THIRD QUARTER RESULTS
ANNOUNCES SHARE REPURCHASE PROGRAM
Earns $1.35 per diluted share for the September 30, 2005 quarter
Board authorizes 10% share repurchase program
NEWPORT, KY — (Business Wire) — October 24, 2005 (NYSE: NSS) NS Group, Inc. announced today its results for the third quarter and the nine months ended September 30, 2005. Net sales for the quarter were $139.9 million, a 17 percent decline from the second quarter of 2005. The company reported operating income of $35.3 million for the quarter, compared to operating income of $40.0 million in the second quarter of 2005. Net income for the quarter was $30.8 million, or $1.35 per diluted share, compared to net income of $37.2 million, or $1.65 per diluted share, in the second quarter of 2005. The second quarter of 2005 included a reversal of tax valuation allowances that decreased income tax expense by $3.0 million, or $0.13 per diluted share.
Net sales for the nine months ended September 30, 2005 were $446.7 million, compared to $316.1 million for the nine months ended September 30, 2004. Operating income for the first nine months of 2005 was $97.9 million, compared to $52.6 million for the comparable period in 2004. Net income for the nine months ended September 30, 2005 was $87.3 million, or $3.86 per diluted share, compared to net income of $50.4 million, or $2.35 per diluted share in the prior year period.
President and CEO, René J. Robichaud, stated, “I am especially proud of our employees’ performance during September. Everyone worked very hard to satisfy customer demand in spite of the logistical and operational issues caused by hurricanes Katrina and Rita. These events have pushed some of our shipments into the fourth quarter. Nonetheless, we posted an operating income margin of 25 percent for the third quarter, our best margin performance ever. Based on our current outlook of market conditions, we expect fourth quarter financial results to approximate our 2005 second quarter record results.”
Robichaud went on to say, “Thanks to the generosity of our employees, their donations combined with our company match have totaled over $86,000 for the American Red Cross hurricane relief effort.”
“This year, NS Group has focused on meeting strong customer demand for our higher value-added alloy products. In April, we restarted our idled heat treat operation in Pennsylvania and now have it running at full capacity. In addition, during July and August we upgraded our heat treat facility in Oklahoma which resulted in downtime of approximately thirty days during the quarter, ten days beyond plan. This outage, together with unexpected difficulties in significantly expanding the labor force at our Oklahoma finishing facility, negatively impacted our welded alloy shipments in the third quarter. Our heat treat operations in Pennsylvania and Oklahoma now give us 280,000 tons of annual internal heat treat capacity compared to 170,000 at the beginning of the year,” Robichaud said.

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NS Group further announced today that its Board of Directors has approved a repurchase program for up to 2,250,000 shares of its common stock, representing approximately 10  percent of its outstanding shares at September 30, 2005. The repurchases will be made by the company from time to time in open market purchases or through privately negotiated transactions through December 31, 2006, at times and in such amounts as management deems appropriate. Shares repurchased under the program may be retired or used for general corporate purposes, which may include the company’s share-based compensation and employee benefit plans. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.
Mr. Robichaud concluded, “This share repurchase program reflects the strength of our balance sheet and our continued confidence in our ability to generate substantial cash flow in the future.” At September 30, 2005, the company had approximately $121 million in cash and investments and virtually no debt.
The company will host a conference call and simultaneous web cast to discuss the financial results of the third quarter ended September 30, 2005 at 10:00 A.M. ET on Tuesday, October 25, 2005. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.
NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
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CONTACT:	Linda A. Pleiman Director of Investor Relations and Corporate Communications NS GROUP, INC. (859) 292-6814 www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Net sales	$139,863	$167,823	$122,120	$446,710	$316,070
Cost of products sold	99,878	122,027	92,414	332,466	249,023

Gross profit	39,985	45,796	29,706	114,244	67,047

Selling, general and administrative	4,730	5,763	4,176	16,366	12,520
Restructuring charges	—	—	—	—	1,897

Operating income	35,255	40,033	25,530	97,878	52,630

Investment income	892	407	37	1,538	92
Interest expense	(142)	(176)	(197)	(477)	(868)
Other income, net	175	34	212	246	194

Income before income taxes	36,180	40,298	25,582	99,185	52,048
Provision for income taxes	5,424	3,077	870	11,875	1,691

Net income	$30,756	$37,221	$24,712	$87,310	$50,357

Net income per common share
Basic	$1.37	$1.67	$1.17	$3.92	$2.40
Diluted	$1.35	$1.65	$1.14	$3.86	$2.35

Weighted average shares outstanding
Basic	22,434	22,255	21,160	22,252	21,004
Diluted	22,707	22,601	21,740	22,614	21,469

Shipment tons — tubular
Welded	48,500	57,100	55,000	161,300	176,100
Seamless	55,600	63,700	59,100	172,300	171,500

	104,100	120,800	114,100	333,600	347,600

Revenue per ton — tubular
Welded	$1,007	$1,071	$920	$1,053	$764
Seamless	$1,625	$1,659	$1,210	$1,589	$1,058

Average rig count	1,432	1,339	1,229	1,351	1,173

NOTES:

1.	During the first quarter of 2004, the Company recorded restructuring charges of $1,897, or $0.09 per share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring of operations in 2001.